Exhibit 16.1

 June 5, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 5, 2023, of Franklin BSP Realty Trust, Inc. and are in agreement with the statements contained in the paragraphs included in paragraph (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, New York